Exhibit 23


The Board of Directors
Alex. Brown Incorporated:

         We consent to incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-23789, 33-26988, 33-40618, 33-40619, 33-45715, 33-46282,
33-53687,  33-55003,  33-59601 and 33-67050) and the  Registration  Statement on
Form S-3 (No. 33-60955) of Alex. Brown Incorporated of our report dated January 20, 1997, relating to the consolidated statements of financial condition of Alex. Brown Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Alex. Brown Incorporated incorporated by reference herein.





KPMG PEAT MARWICK LLP

Baltimore, Maryland
March 26, 1997